Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Alight Series Trust of our report dated February 26, 2018, relating to the financial statements and financial highlights, which appears in Alight Money Market Fund’s Annual Report on Form N-CSR for the year ended December 31, 2017.

We also consent to the incorporation by reference in this Registration Statement on Form N-1A of Master Investment Portfolio of our report dated February 26, 2018, relating to the financial statements, which appears in Treasury Money Market Master Portfolio’s Annual Report on Form N-CSR for the year then ended December 31, 2017.

We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 30, 2018